Registration No. 202302649

GOVERNMENT OF BERMUDA

Registrar of Companies

The Companies Act 1981

CERTIFICATE OF CONTINUANCE

I hereby in accordance with the provisions of section 14 and section 132C(4)(d) of **the Companies Act 1981,** issue this Certificate of Continuance and do certify that on the **11th day of July 2023**

Digicel International Finance Limited

was registered under the provisions of the said section and that the status of the said Company is that of an **Exempted** Company.

Kenneth Joaquin

Registrar of Companies

12th day of July 2023

REGISTRAR OF COMPANIES

BERMUDA

QUO FATA FERUNT